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                                                                    EXHIBIT 99.1

              ALLIANCE PHARMACEUTICAL CORP. PROVIDES COMPANY UPDATE

San Diego, CA; May 15, 2007 - Alliance Pharmaceutical Corp. (OTC Bulletin Board:
ALLP) today announced that it has entered into an amendment (the "Amendment") to its Senior Convertible Promissory Notes (the "Senior Notes") and its Senior Convertible Promissory Note Purchase Agreement (the "Purchase Agreement") with holders of substantially all of the outstanding principal amount of the Senior Notes.

Pursuant to the Amendment, the maturity date of each outstanding Senior Note was extended as follows:

      o     The maturity date was extended from April 1, 2007 to the date ninety
      (90) days after the date of the Amendment. If the Company receives more than $1.5 million but less than $3 million in connection with a Qualified Financing (as defined in the Amendment) prior to the expiration of the ninety (90) days, the maturity date will automatically be extended to the date that is one hundred eighty (180) days after the date of the Amendment; and

      o If the Company receives at least $3 million in connection with a Qualified Financing prior to the extended maturity date, the maturity date will automatically become June 30, 2008.

The holders of the Senior Notes also agreed to subordinate their rights to any debt that is issued in a Qualified Financing. Further, any financing that qualifies as a Qualified Financing will not require additional approval from the Senior Note holders.

Alliance also agreed to issue to each current holder of a Senior Note an additional note with principal amount equal to 20% of the outstanding principal amount of such Senior Note on the date of the Amendment, which will result in Alliance issuing new promissory notes in the aggregate principal amount of approximately $1.8 million. These new notes will bear interest at the rate of 10% per annum, will mature on June 30, 2008 and may become convertible into common stock of Alliance on the same terms as the Senior Notes at such time as Alliance has a sufficient number of authorized and unreserved shares of common stock to accommodate such conversion and Alliance provides written notice to the holders of these notes that they are then convertible into common stock.

The Company has further agreed to an increase of 20% to the current royalty/milestone payment participation amounts set forth in the Omnibus Amendment to the Purchase Agreement and Registration Rights Agreement dated April 20, 2006. Under the original agreement, Senior Note holders receive 50% of the total amounts of royalties and milestones received by the Company from third parties until 100% of the payment participation amounts have been received. The Senior Note holders will now receive payment sharing until 120% of the payment participation amounts have been received if they continue to hold their Senior Notes through June 30, 2008.

Alliance intends to seek additional financing that would qualify as a Qualified Financing for the purpose of funding its continuing operations through June 2008. Under the current plan, Alliance has enough funds to operate through its fiscal year ending June 30, 2007.







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ABOUT ALLIANCE PHARMACEUTICAL CORP.

Alliance Pharmaceutical Corp. is a development-stage pharmaceutical company that is currently focused on developing its lead product, OXYGENT, which is based on its proprietary perfluorochemical ("PFC") technology. OXYGENT is being developed as an intravascular oxygen carrier designed to augment oxygen delivery in surgical patients.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein. Alliance has not had any substantive discussions to date with any potential financing source and does not know if such financing will be available to it on terms acceptable to it, or at all. Such financing may come in the form of preferred stock, having rights, preferences and privileges superior to our outstanding common stock or additional debt, which may have to be secured by some or all of the assets of Alliance. Alliance refers you to cautionary information contained in documents Alliance files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB. Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.